Exhibit 10.6 (b)

SECOND AMENDMENT TO THE

FROZEN FOOD EXPRESS INDUSTRIES, INC. 401(K) SAVINGS PLAN

This Amendment is adopted by FROZEN FOOD EXPRESS INDUSTRIES, INC. (the “Company”), a Texas Corporation, having its principal office in Dallas, Texas.

R e c i t a l s:

WHEREAS, the Company has previously established the Frozen Food Express Industries, Inc. 401(k) Savings Plan, as amended and restated, effective January 1, 2001 (the “Plan”), for the benefit of those employees who qualify thereunder and for their beneficiaries; and

WHEREAS, the Company desires to amend the Plan to provide, effective November 12, 2003, that upon attainment of age fifty-five (55) years and completion of ten (10) Years of Service, a Participant may diversify up to twenty-five percent (25%) of amounts in his ESOP Accounts, reduced by amounts previously diversified; and

WHEREAS, the Company desires to further amend the Plan to provide, effective November 12, 2003, that upon attainment of age sixty (60) years and completion of ten (10) Years of Service, a Participant may diversify up to fifty percent (50%) of amounts in his ESOP Accounts, reduced by amounts previously diversified;

NOW, THEREFORE, pursuant to Section 15.1 of the Plan, Section 13.7 of the Plan is amended and restated in its entirety to read as follows, effective November 12, 2003:

“Section 13.7 Partial Diversification of Investment.

Any Employee who has completed at least ten (10) Years of Service and has attained age fifty-five (55) years (a “Qualified Participant”) may elect at any time to direct the Trustee on the investment of: (a) not more than twenty-five percent (25%) of the Qualified Participant's ESOP Accounts (excluding accumulated employee contributions) as of the date of election, reduced by amounts previous-ly diversified; and (b) upon attaining age sixty (60) years, not more than fifty percent (50%) of the Qualified Participant's ESOP Accounts (excluding accumulated employee contributions) as of the date of election, reduced by amounts previously diversified.

The Trustee shall complete diversification of a Qualified Participant's investment in accordance with a Qualified Participant's election as soon as practicable following receipt of the election. The Trustee shall satisfy this requirement: (i) by distributing to the Participant an amount equal to the amount for which the Participant elected diversification; or (ii) by substituting for the amount of the Company Stock for which the Participant elected diversification an equivalent amount of participant-directed investments in other Investment Funds offered in the Plan pursuant to Article 7.”

IN WITNESS WHEREOF, FROZEN FOOD EXPRESS INDUSTRIES, INC. has caused this Second Amendment to be executed and effective as of November 12, 2003, by the undersigned duly appointed and authorized officer.
FROZEN FOOD EXPRESS INDUSTRIES, INC.

By: /s/ Stoney M. Stubbs, Jr.

Name: Stoney M. Stubbs, Jr.

Title: Chairman of the Board